Exhibit 10.3

Execution Version

AMENDMENT NO. 2

TO

AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDMENT No. 2 TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Second Amendment”), dated as of December 10, 2007, is by and among URBAN OUTFITTERS, INC., a Pennsylvania corporation (“Urban”), and certain of its subsidiaries listed on Schedule 1 attached hereto (together with Urban, individually and collectively, the “Borrowers”); the Lenders party to the Credit Agreement defined below, and WACHOVIA BANK, NATIONAL ASSOCIATION, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

BACKGROUND

A. Pursuant to that certain Amended and Restated Credit Agreement, dated as of September 23, 2004, by and among the Borrowers, the Lenders referred to therein, and the Administrative Agent, as amended by (i) that certain Letter Agreement Concerning Amended and Restated Note, dated May 16, 2005, (ii) that certain First Amendment to Amended and Restated Credit Agreement, dated November 30, 2006, (iii) that certain Letter Agreement Concerning Amended and Restated Note, dated May 31, 2007, and (iv) that certain Extension of Amended and Restated Credit Agreement, dated as of November 27, 2007 (as so amended, the “Existing Credit Agreement”) the Lenders agreed, inter alia, to provide for a revolving line of credit in the maximum principal amount of Fifty Million Dollars ($50,000,000) to fund working capital (including capital expenditures), to support the issuance of documentary and standby Letters of Credit, and to finance the general corporate purposes of the Borrowers.

B. Borrowers have requested to amend the Existing Credit Agreement, to, inter alia: (i) increase the maximum principal amount available pursuant to the Credit Agreement (as defined below) to Sixty Million Dollars ($60,000,000), (ii) provide for the ability to increase the Commitment Amount up to the maximum principal amount of One Hundred Million Dollars ($100,000,000), (iii) increase the sublimits for the issuance of documentary and standby Letters of Credit, (iv) to extend the Termination Date to December 10, 2010, and (v) add certain additional Guarantors (the Existing Credit Agreement, as amended by the Second Amendment, and as may be further amended from time to time, the “Credit Agreement”).

C. The Lenders and the Administrative Agent have agreed to the foregoing modifications, as more particularly described herein and subject to the terms and conditions hereof.

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

1. Definitions.

(a) General Rule. Except as expressly set forth herein, all capitalized terms used and defined herein have the respective meanings ascribed thereto in the Credit Agreement.

(b) Additional Definitions. The following additional definitions are added to Section 1.1 of the Credit Agreement to read in their entireties as follows:

“CyberImport International Operations Agreement” means that certain CyberImport International Operations Agreement, dated as of January 8, 2004, by and between Urban and Wachovia.

“euro” means the lawful currency of the European Union.

“Hong Kong Dollars” means the lawful currency of Hong Kong.

“Joinder to Guaranty” means a Joinder to Guaranty made by a Subsidiary of any of the Borrowers, substantially in the form of Exhibit II to the Second Amendment, pursuant to which such Subsidiary becomes a Guarantor.

“Material Acquisition” means any acquisition of assets comprising all or substantially all of an operating unit of a business or substantially all of the equity interests of a Person that involves payment of aggregate consideration (including, without limitation, earn outs, bonuses, non-compete and similar payments, and transition and consulting arrangements) in excess of Twenty Million Dollars ($20,000,000) (whether paid or payable in cash or other property (including equity interests)).

“Material Disposition” means any disposition of assets comprising all or substantially all of the equity interests of a Person that involves payment of aggregate consideration (including, without limitation, earn outs, bonuses, non-compete and similar payments, and transition and consulting arrangements) in excess of Twenty Million Dollars ($20,000,000) (whether paid or payable in cash or other property (including equity interests)).

“Non-U.S. Subsidiary” means a Subsidiary formed in a jurisdiction located outside of the United States.

“Restricted Subsidiary” means, collectively, O.U Real Estate Holding I LLC, O.U. Real Estate Holding II LLC and Urban Merchandise, Inc., and such other Subsidiaries as Urban and the Administrative Agent may from time to time agree.

“Second Amendment” means that certain Amendment No. 2 to Amended and Restated Credit Agreement, by and among Borrowers, Lenders, and Administrative Agent, dated as of December 10, 2007.

“Second Amendment Documents” means, collectively, the Second Amendment, the Joinder to Guaranty, the Third Amended and Restated Note, the Continuing Letter of Credit Agreement, and each other document, instrument, certificate and agreement executed and delivered by any Borrower, any Subsidiary, or any Guarantor in connection with the Second Amendment or otherwise referred to therein or contemplated thereby all as they may be amended, restated or otherwise modified.

“Second Amendment Effective Date” means the date on which the conditions set forth in Section 12 of the Second Amendment have been satisfied.

“Swedish Krona (SEK)” means the lawful currency of Sweden.

“Third Amended and Restated Notes” means, collectively, those certain Third Amended and Restated Promissory Notes, each dated as of December 10, 2007, by the Borrowers in favor of each Lender, substantially in the form of Exhibit III to the Second Amendment.”

(c) Amended Definitions. The following definitions are amended and restated to read in their entireties as follows:

“Aggregate Commitment” means the aggregate amount of the Lenders’ Commitments hereunder, as such amount may be reduced, increased, or otherwise modified at any time and from time to time pursuant to the terms hereof. On the Second Amendment Effective Date, the Aggregate Commitment shall be Sixty Million Dollars ($60,000,000), as such amount may be increased in accordance with Section 2.5(b) hereof.

“Alternate Currency” means as of the date hereof Pounds Sterling, Hong Kong Dollars, Swedish Krona (SEK), and the euro and hereafter means such currencies or such other lawful currency other than Dollars that is freely transferable and convertible into Dollars as each Lender and Administrative Agent may mutually agree and from time to time designate as an Alternate Currency, each such Alternate Currency specified herein or hereafter designated to remain in effect as such until notice is given by any Lender or Administrative Agent that such currency is no longer available as an Alternate Currency.

“Alternate Currency Sublimit” means the Dollar Equivalent of the portion of the Aggregate Commitment up to which Lenders have agreed to make Alternate Currency Loans and/or issue Alternate Currency Letters of Credit (subject to the L/C Commitment), being Four Million Dollars ($4,000,000).

“Base Rate” means Wachovia’s Prime Rate.

“Continuing Letter of Credit Agreement” means the Continuing Letter of Credit Agreement in the form of Exhibit I to the Second Amendment to be entered into by the Borrowers, Guarantors and Issuing Lender, which replaces each of (a) that certain Continuing Letter of Credit Agreement dated as of October 12, 2001, by and between certain of the Borrowers, certain of the Guarantors, and First Union National Bank (predecessor in interest to Wachovia), and (b) the CyberImport International Operations Agreement.

“Guarantors” means collectively those direct and indirect Subsidiaries of the Borrowers set forth on Schedule 3 to the Second Amendment, and “Guarantor” means any of such Guarantors and each additional entity whether now owned or hereafter acquired that becomes a Guarantor pursuant to Section 8.12 hereof.

“L/C Commitment” means: (a) in the case of documentary Letters of Credit, the Aggregate Commitment, and (b) in the case of standby Letters of Credit, the lesser of (i) the Aggregate Commitment and (ii) Four Million Dollars ($4,000,000).

“Loan Documents” means, collectively, this Agreement, the Note, the Guaranty Agreement, Joinders to Guaranty, the Applications, the Letters of Credit and each other document, instrument, certificate and agreement executed and delivered by any Borrower, any Subsidiary, any Guarantor or their counsel in connection with this Agreement or otherwise referred to herein or contemplated hereby, all as may be amended, restated or otherwise modified, including, without limitation, the First Amendment Documents and the Second Amendment Documents.

“Non-U.S. Sublimit” means, without duplication, the maximum aggregate amount which may be outstanding at any time for: (i) Loans borrowed by or on behalf of any Non-U.S. Borrower or Subsidiary thereof, (ii) intercompany loans to any Non-U.S. Borrower or Subsidiary (other than the Restricted Subsidiaries) thereof permitted under Section 10.4(d) hereof; and (iii) L/C Obligations for Letters of Credit issued for the account of any Non-U.S. Borrower or Subsidiary thereof, being Four Million Dollars ($4,000,000) on the date hereof.

“Rents” means all cash payments made to a landlord in connection with a lease of real property, including without limitation payments for rent, utilities and taxes, property insurance, and common area maintenance charges.”

(d) Other Definitions and Provisions. The following additional provision is hereby added to Section 1.3 of the Credit Agreement, to read in its entirety as follows:

(e) Calculation of EBIT and EBITDAR. For the purpose of calculating EBIT and EBITDAR, for any period of determination, (i) if at any time during such period a Material Acquisition is made, EBIT and EBITDAR shall be calculated after giving the pro forma effect to such Material Acquisition (if positive) as if it had occurred on the first day of such period, and (ii) if at any time during such period a Material Disposition is made, EBIT and EBITDAR shall be reduced by an amount equal to EBIT and EBITDAR (if positive) attributed to the property that is subject to such Material Disposition or increased by an amount equal to EBIT or EBITDAR (if negative) attributed to the property that is subject to such Material Disposition.

2. Replacement of Schedules 2 (Lenders and Commitments) and 3 (Guarantors). Schedules 2 and 3 to the Credit Agreement are hereby amended and restated in their entireties as set forth on Schedule 2 and Schedule 3, respectively, to this Second Amendment. All references in the Loan Agreement to Schedule 2 and Schedule 3, respectively, shall be deemed to be references to the Schedule 2 and Schedule 3, respectively, attached to this Second Amendment.

3. Modification of Section 2.1 of the Credit Agreement. Section 2.1 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“2.1 Loans. Subject to the terms and conditions of this Agreement, each Lender severally agrees to make Loans to the Borrowers from time to time from the Closing Date through the Termination Date as requested by the Borrowers in accordance with the terms of hereof; provided, that

(a) the aggregate principal amount of all outstanding Loans (after giving effect to any amount requested) shall not exceed the Aggregate Commitment less the sum of all L/C Obligations,

(b) the principal amount of outstanding Loans from any Lender to the Borrowers shall not at any time exceed such Lender’s Commitment as set forth on Schedule 2 hereto less such Lender’s Commitment Percentage of outstanding L/C Obligations,

(c) the aggregate principal amount of all outstanding Loans to Non-U.S. Borrowers (after giving effect to any amount requested) shall not at any time exceed the Non-U.S. Sublimit less the sum of: (i) the aggregate principal amount of all outstanding intercompany loans (without duplication) to (x) any Non-U.S. Borrower or (y) any Non-U.S. Subsidiary permitted under Section 10.4(d) hereof and (ii) all L/C Obligations for Letters of Credit issued for the account of any Non-U.S. Borrower,

(d) Lenders may make Alternate Currency Loans only to Non-U.S. Borrowers;

(e) the Dollar Equivalent of the Alternate Currency Exposure shall not at any time exceed the Alternate Currency Sublimit;

(f) Non-U.S. Borrowers may borrow only Alternate Currency Loans;

(g) Restricted Subsidiaries shall not receive, in whole or in part, directly or indirectly (including, without limitation, through intercompany loans), in any form (whether currency, property, credits, or otherwise), the proceeds of any Loans.

Each Loan by a Lender shall be in a principal amount equal to such Lender’s Commitment Percentage of the aggregate principal amount of Loans requested on such occasion. Subject to the terms and conditions hereof, the Borrowers may borrow, repay and reborrow Loans hereunder until the Termination Date.”

4. Modification of Section 2.5(b) of the Credit Agreement. Section 2.5(b) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“(b) Increases. So long as no Default or Event of Default has occurred and is continuing hereunder, the Borrowers shall have the right at any time and from time to time, upon at least seven (7) Business Days prior written notice to the Administrative Agent, to increase the Aggregate Commitment, in one or more tranches, by an aggregate principal amount not to exceed Forty Million Dollars ($40,000,000). Each such increase permitted pursuant to this Section 2.5(b) shall be conditioned upon Borrowers’ compliance, as of the effective date of any such increase, with the requirements of Section 5.2(b) hereto, as required by the Administrative Agent, which requirements may include without limitation, the execution and delivery of an amendment agreement in form and substance satisfactory to the Required Lenders, the delivery of replacement or additional promissory notes, and confirmations of Guaranty Agreements.”

5. Modification of Section 2.6 of the Credit Agreement. Section 2.6 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“Termination of the Aggregate Commitment. The Aggregate Commitment shall terminate on the earliest of: (a) December 10, 2010; (b) the date of termination by the Borrowers pursuant to Section 2.5(a) hereof; and (c) the date of termination by the Administrative Agent on behalf of the Lenders pursuant to Section 11.2(a) hereof; provided, however, that Urban may submit to the Administrative Agent a Termination Date Extension Request (which shall be submitted without limitation with the annual business plan and financial projections required to be delivered under Section 7.1(d) hereof), pursuant to which each Lender, at its sole discretion, may agree to extend the Termination Date of its respective Commitment set forth in subsection (a) of this Section 2.6 by an additional three hundred sixty-four (364) day term.

6. Modification of Section 3.6(a) of the Credit Agreement. Section 3.6(a) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“(a) The Borrowers shall pay to the Administrative Agent for the account of the Issuing Lender and the L/C Participants on a pro rata basis (i) fees with respect to documentary Letters of Credit as set forth on Schedule 5 attached to the Second Amendment, as such schedule may change from time to time in accordance with the Issuing Lender’s general practices, and (ii) a letter of credit fee with respect to each standby Letter of Credit in an amount equal to the Applicable Margin for a LIBOR Rate Loan or Eurocurrency Loan, as the case may be, as of the date of the calculation of the fee on a per annum basis multiplied by the face amount of each standby Letter of Credit as then in effect. Each such commission shall be payable quarterly in arrears on the last Business Day of each calendar quarter and on the Termination Date.”

7. Modification of Section 3.12 of the Credit Agreement. Section 3.12 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“Letter of Credit Documents. Subject to Section 3.11 hereof, Letters of Credit and amendments thereto issued by Wachovia, as Issuing Lender, shall be requested, processed and issued, and draws thereon shall be negotiated, processed and paid, in accordance with and subject to the terms and procedures of the Continuing Letter of Credit Agreement.”

8. Modification of Section 8.12 of the Credit Agreement. Section 8.12 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“Additional Guarantors. Within ten (10) days after any Subsidiary of any Borrower with at least $20,000,000 of equity is created or acquired after the Closing Date, give notice thereof to the Administrative Agent of such creation or acquisition and whether such Subsidiary shall be formed under a jurisdiction outside of the United States, and cause to be executed and delivered to the Administrative Agent: (a) a duly executed Guaranty Agreement or Joinder to Guaranty or other supplement thereto, with such changes as the Administrative Agent may reasonably request, it being acknowledged and agreed that, with respect to guaranties by Non-U.S. Subsidiaries, such guaranties will contain provisions limiting recourse thereunder to the extent (i) required to render them enforceable under applicable law and (ii) necessary to avoid any deemed distribution or similar issue, and (b) favorable legal opinions addressed to the Administrative Agent and the Lenders in form and substance satisfactory thereto with respect to the enforceability of such Guaranty Agreement and such other documents and closing certificates as may be requested by the Administrative Agent.”

9. Modification of Section 10.2(b) of the Credit Agreement. Section 10.2(b) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“(b) Guaranty Obligations of Urban for the benefit of any Subsidiary (other than a Restricted Subsidiary) of Debt permitted by Section 10.1(a), Section 10.1(b), Section 10.1(c), Section 10.1(d), Section 10.1(e), Section 10.1(f), Section 10.1(g), and Section 10.1(h) hereof.”

10. Modification of Section 10.4(c) of the Credit Agreement. Section 10.4(c) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“(c) investments by any Borrower or any Subsidiary (other than a Restricted Subsidiary) in the form of acquisitions of all or substantially all of the business or a line of business (whether by merger (so long as a Borrower and Subsidiary is the surviving entity), the acquisition of capital stock, assets or any combination thereof) of any other Person; provided that the aggregate purchase price paid or payable in connection with all such acquisitions made on or after the date of the Second Amendment does not exceed $150,000,000;

11. Modification of Section 10.5 of the Credit Agreement. Section 10.5 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Section 10.5 Limitation on Mergers and Liquidation. Merge, consolidate or enter into any similar combination with any other Person or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) except:

(a) any Wholly Owned Subsidiary of any Borrower may merge with any other Wholly-Owned Subsidiary of any Borrower, except where the survivor of such merger is a Restricted Subsidiary;

(b) any Wholly-Owned Subsidiary may merge with or into any Person acquired in accordance with Section 10.4(c) hereof; and

(c) any Wholly-Owned Subsidiary of any Borrower may wind-up into any Borrower or any other Wholly-Owned Subsidiary (other than a Restricted Subsidiary) of any Borrower.”

12. Modification of Section 10.6 of the Credit Agreement. Section 10.6 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“10.6 Limitations on Sale of Assets. Convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including without limitation the sale of any receivables and leasehold interests and any sale-leaseback or similar transaction), whether now owned or hereafter acquired except:

(a) the sale of inventory in the ordinary course of business;

(b) the sale of obsolete assets no longer used or usable in the business of any Borrower or any Subsidiary;

(c) the transfer of assets to any Borrower or any Wholly-Owned Subsidiary (other than a Restricted Subsidiary) of any Borrower pursuant to Section 10.5(c) hereof;

(d) the transfer of assets to any Guarantor pursuant to Section 10.4(d) hereof;

(e) dispositions by any Borrower or any Subsidiary of property pursuant to sale-leaseback transactions, provided that the book value of all property so disposed of shall not exceed $10,000,000 from and after the date of the Second Amendment;

(f) the sale or discount without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof; and

(g) the sale, transfer or other disposition of any other assets not to exceed $25,000,000 in the aggregate, valued at the higher of book value or sales price, in any twelve month period.”

13. Modification of Section 10.7(c) of the Credit Agreement. 10.7(c) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“(c) with the approval of the board of directors of Urban, Urban may: (i) repurchase shares of its capital stock, provided that the Fixed Charge Coverage Ratio of Urban and its Consolidated Subsidiaries as of the most recently ended fiscal quarter is not less than the ratio required pursuant to Section 9.1 of the Credit Agreement (the “Required Ratio”), and that each such repurchase of shares of capital stock would not cause the Fixed Charge Coverage Ratio to be less than the Required Ratio; (ii) repurchase fractional shares of its capital stock in connection with any stock split or reverse stock split of Urban’s capital stock, the purchase price (based on fair market value) of which does not exceed $5,000,000 in the aggregate; and (iii) pay dividends with respect to any of its capital stock, provided that the Fixed Charge Coverage Ratio of Urban and its Consolidated Subsidiaries as of the most recently ended fiscal quarter is not less than the Required Ratio, and that such payment of dividends would not cause the Fixed Charge Coverage Ratio to be less than the Required Ratio for the next succeeding fiscal quarter.”

14. Modification of Section 10.13 of the Credit Agreement. Section 10.13 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“Capital Expenditures. Make Capital Expenditure Payments, for the Borrowers and all Subsidiaries, collectively, exceeding: (a) $145,000,000 in the aggregate Fiscal Year ending January 31, 2008, (b) $185,000,000 in the aggregate in the Fiscal Year ending January 31, 2009, (c) $225,000,000 in the aggregate in the Fiscal Year ending January 31, 2010, and (d) $280,000,000 in the aggregate in the Fiscal Year ending January 31, 2011; provided that no such Capital Expenditure Payment shall be made by, on behalf of, or for the benefit of, any Restricted Subsidiary.”

15. Modification of Section 13.1(b) of the Credit Agreement. Section 13.1(b) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

Addresses for Notices. Notices to any party shall be sent to it at the following addresses, or any other address as to which all the other parties are notified in writing.

If to the Borrowers:	Urban Outfitters, Inc.
5000 South Broad Street
Philadelphia, PA 19112-1495
Attention: President
Telephone No.: 215.454.5500
Telecopy No.: 215.454.4600

With copies to:	Urban Outfitters, Inc.
5000 South Broad Street
Philadelphia, PA 19112-1495
Attention: General Counsel
Telephone No.: 215.454.5500
Telecopy No.: 215.454.4600

If to Wachovia:	Wachovia Securities, Inc.
123 South Broad Street
15th Floor (PA1222)
Philadelphia, PA 19109
Attention: Stephen T. Dorosh
Telephone: 267.670.6577
Telecopy No.: 267.670.6562

With copies to:	Pepper Hamilton LLP
3000 Two Logan Square
18th and Arch Streets
Philadelphia, Pennsylvania 19107-2799
Attention: Lisa R. Jacobs, Esquire
Telephone No.: 215.981.4701
Telecopy No.: 866.738.9609

If to any Lender:	To the Address set forth on Schedule 2 hereto

16. Representations and Warranties. Borrowers hereby represent and warrant to Lenders, as to themselves and their Subsidiaries, as follows:

(a) Representations. As of the Second Amendment Effective Date and after giving effect thereto, the Borrowers represent and warrant as follows: (i) the representations and warranties set forth in Article VI of the Credit Agreement are true and correct in all material respects, except for any representation or warranty made as of an earlier date, which representation and warranty shall remain true and correct as of such earlier date; and (ii) no Event of Default or Default under the Credit Agreement, as amended hereby, has occurred and is continuing.

(b) Power and Authority. Each Borrower has the power and authority under the laws of its jurisdiction of formation and under its respective formation documents to enter into and perform this Second Amendment and the other Second Amendment Documents to which Borrower is a party; all necessary actions (corporate or otherwise) for the execution and performance by each Borrower of the Amendment Documents have been taken; and each of the Second Amendment Documents and the Credit Agreement, as amended, constitute the valid and binding obligations of Borrowers, enforceable in accordance with its respective terms.

(c) No Violations of Law or Agreements. The execution and performance of the Second Amendment Documents by Borrowers and Guarantors will not: (i) violate any provisions of any law or regulation, federal, state, local, or foreign, or any formation document of any Borrower; or (ii) result in any breach or violation of, or constitute a default or require the obtaining of any consent under, any material agreement or instrument by which any Borrower or its property may be bound.

17. Conditions to Effectiveness of Amendment. This Second Amendment shall be effective upon the date of Administrative Agent’s receipt of the following documents, each in form and substance reasonably satisfactory to Administrative Agent:

(a) Second Amendment. This Second Amendment duly executed and delivered by each of Borrowers, the Lenders, and the Administrative Agent.

(b) Amended Disclosure Schedules to Credit Agreement. The amended disclosure schedules to Credit Agreement, attached hereto as Schedule 1, Schedule 2, Schedule 3, Schedule 4, Schedule 5, Schedule 6.1(a), Schedule 6.1(b), Schedule 6.1(i), Schedule 6.1(l), Schedule 6.1(m), Schedule 6.1(t), Schedule 6.1(u), Schedule 10.3, Schedule 10.4(a), and Schedule 10.4(b), respectively.

(c) Third Amended and Restated Notes. The Third Amended and Restated Notes, each dated of even date herewith, by the Borrowers in favor of each Lender, in the aggregate maximum principal amount of Sixty Million Dollars ($60,000,000), in the form, attached hereto as Exhibit III.

(d) Joinder to Guaranty. The Joinder to Guaranty, duly executed and delivered by U. O. Real Estate LLC, guarantying the Borrowers’ obligations under the Credit Agreement, in the form attached hereto as Exhibit II.

(e) Continuing Letter of Credit Agreement, in the form attached hereto as Exhibit I.

(f) Financial Condition Certificate of the Borrowers, in the form attached hereto as Exhibit IV.

(g) Secretary’s Certificate for each of the Borrowers. Secretary’s Certificate for each of the Borrowers, including and/or attaching, as the case may be: a (i) certification of the incumbency for such Borrower, (ii) certification of no changes to the formation documents of such Borrower (including, without limitation, articles of incorporation, by-laws, operating agreement, and other similar organizational documents, as the case may be) since the last delivery to the Administrative Agent of such formation documents by such Borrower, or copies of amended formation documents, (iii) resolutions of the Board of Directors (or equivalent governing body) of each of the Borrowers, approving the Second Amendment and the transactions contemplated thereby, and (iv) certificates of good standing or subsistence, as the case may be, issued by the Secretary of State of each Borrower’s jurisdiction of incorporation or organization, as the case may be.

(h) Secretary’s Certificate for each of the Guarantors. Secretary’s Certificate for each of the Guarantors, including and/or attaching, as the case may be: a (i) certification of the incumbency for such Guarantor, (ii) (A) U. O. Real Estate LLC, delivery of the formation documents of such Guarantor (including, without limitation, articles of incorporation, by-laws, operating agreement, and other similar organizational documents, as the case may be), or (B) for each other Guarantor, certification of no changes to the formation documents of such Guarantor (including, without limitation, articles of incorporation, by-laws, operating agreement, and other similar organizational documents, as the case may be) since the last delivery to the Administrative Agent of such formation documents by such

Borrower, or copies of amended formation documents, (iii) resolutions of the Board of Directors (or equivalent governing body) of each of the Guarantors, approving the Second Amendment and the transactions contemplated thereby, and (iv) certificates of good standing or subsistence, as the case may be, issued by the Secretary of State of each Guarantor’s jurisdiction of incorporation or organization, as the case may be.

(i) Officer Compliance Certificate. Officer Compliance Certificate executed and delivered by an authorized officer of Urban, in substantially the form attached hereto as Exhibit V.

(j) U.S. Legal Opinion. Legal Opinion of Drinker, Biddle & Reath LLP, U.S. counsel to the Borrowers and Guarantors, in form and substantially satisfactory to the Administrative Agent.

(k) U.K. Legal Certificate. Certification by Stephenson Harwood, U.K. counsel to the Borrowers, in form and substance satisfactory to the Administrative Agent, that there has been no change in the underlying laws upon which the Legal Opinion of Stephenson Harwood, delivered to the Administrative Agent in connection with the execution of the Credit Agreement, was based that would render such opinion no longer valid in all respects.

(l) Ireland Legal Certification. Certification by Mason Hayes & Curran, Ireland counsel to the Borrowers, in form and substance satisfactory to the Administrative Agent, that there has been no change in the underlying laws upon which the Legal Opinion of Mason Hayes & Curran, delivered to the Administrative Agent in connection with the execution of the Credit Agreement, was based that would render such opinion no longer valid in all respects.

(m) Other Documents. Such additional documents and materials as Administrative Agent may reasonably request.

(n) Payment of the Administrative Agent’s Legal and Other Fees. Payment to the Administrative Agent for (i) the Administration Fee contemplated by Section 4.3(a) of the Credit Agreement; and (ii) all reasonable fees and expenses (including without limitation reasonable fees and expenses of counsel) incurred by Administrative Agent in connection with the preparation, execution and delivery of this Second Amendment.

(o) Evidence of Hazard and Liability Insurance. Evidence that the Borrowers have in place Hazard and Liability Insurance as required pursuant to Section 8.2 of the Credit Agreement.

18. Affirmations. Borrowers hereby: (i) affirm all the provisions of the Credit Agreement, as amended by this Second Amendment; and (ii) agree that the terms and conditions of the Credit Agreement shall continue in full force and effect, as amended hereby.

19. Miscellaneous.

(a) Borrowers agree to pay Administrative Agent for all reasonable fees and expenses (including without limitation reasonable fees and expenses of counsel) incurred by Administrative Agent and its counsel in connection with the due diligence review, the preparation, execution and delivery of this Second Amendment, and the future administration by the Administrative Agent of this Second Amendment and the transactions contemplated hereby.

(b) This Second Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to conflicts of law or choice of law principles.

(c) This Second Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties, their successors and assigns, and all of which taken together shall constitute one and the same agreement.

(d) Entirety. This Second Amendment, together with the other Second Amendment Documents, the Credit Agreement, and the other Loan Documents, represents the entire agreement of the parties hereto and thereto, and supersedes all prior agreements and understandings, oral and written, if any, including any commitment letters or correspondence relating to the Second Amendment Documents, the other Loan Documents or the transactions contemplated herein or therein,

(e) No Waiver. Except as expressly set forth herein, the execution, delivery and performance of this Second Amendment shall not operate as a waiver of any right, power or remedy of Administrative Agent, any Issuing Lender, or Lenders under the Credit Agreement and the agreements and documents executed in connection therewith or constitute a waiver of any provision thereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned have executed this Second Amendment the day and year first above written.

Borrowers:

URBAN OUTFITTERS, INC.,
as a Borrower

By:	/s/ Richard A. Hayne
Name: Richard A. Hayne
Title: President

UO FENWICK, INC.,
as a Borrower

By:	/s/ Glen A. Bodzy
Name: Glen A. Bodzy
Title: Secretary

URBAN OUTFITTERS (DELAWARE), INC.,
as a Borrower

By:	/s/ Glen A. Bodzy
Name: Glen A. Bodzy
Title: Secretary

URBAN OUTFITTERS UK LIMITED,
as a Borrower

By:	/s/ Richard A. Hayne
Name: Richard A. Hayne
Title: Director

By:	/s/ John E. Kyees
Name: John E. Kyees
Title: Director

URBAN OUTFITTERS IRELAND LIMITED,
as a Borrower

By:	/s/ Richard A. Hayne
Name: Richard A. Hayne
Title: Director

By:	/s/ John E. Kyees
Name: John E. Kyees
Title: Director

Signature Page to Second Amendment

Lender:

WACHOVIA BANK, NATIONAL ASSOCIATION (f/k/a FIRST UNION NATIONAL BANK,)
as a Lender, Issuing and as Administrative Agent

By:	/s/ Stephen T. Dorosh
Name: Stephen T. Dorosh
Title: Vice President

Signature Page to Second Amendment

Schedule 1

Subsidiaries that are Borrowers

Urban Outfitters, Inc.;

U. O. Fenwick, Inc.;

Urban Outfitters (Delaware), Inc.;

Urban Outfitters UK Limited; and

Urban Outfitters Ireland Limited

Schedule 2

Lenders and Commitments

Lender	Commitment

Wachovia Bank, National Association	$60,000,000
123 South Broad Street, 15th Floor (PA1222)
Philadelphia, PA 19109
Attention: Stephen T. Dorosh, Vice President

Telephone No.: (215) 670-6577
Telecopy No.: (215) 670-6562

Schedule 3

Guarantors

Anthropologie, Inc.;

Urban Outfitters Wholesale, Inc.;

Urban Outfitters Direct LLC;

Anthropologie Direct LLC;

U.O.D. Secondary, Inc.;

UOGC, Inc.;

Urban Outfitters West LLC;

Free People LLC;

Freepeople.com LLC;

Urban Outfitters Holdings LLC;

Anthropologie Holdings LLC;

Urbanoutfitters.com LP;

Anthropologie.com LP; and

U.O. Real Estate LLC